Exhibit 99.1

NEWS RELEASE

Transcat, Inc. • 35 Vantage Point Drive • Rochester, NY 14624 • 585-352-7777

IMMEDIATE RELEASE

Transcat acquires Martin Calibration Inc.’s 7 labs, Expanding
Midwest Service presence, including Minneapolis

ROCHESTER, NY, December 10, 2024 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration services, cost control and optimization services, and distribution and rental of value-added professional grade handheld test, measurement, and control instrumentation, announced that it has acquired privately-held Martin Calibration Inc. (Martin), effective December 10, 2024. The $79 million purchase price was paid in combination of $69 million in cash and $10 million in Company stock and is subject to certain customary adjustment and holdback provisions.

Martin, an ISO-17025 Accredited calibration laboratory network, has been a Midwest leader in the metrology business for almost 35 years, with more than $25 million dollars of revenue. With its flagship Minneapolis lab, Martin has six additional labs in or near Chicago, Milwaukee, Eau Claire, Tempe, and Los Angeles. Martin serves customers in the highly regulated Medical, Life Science, Aerospace, and Nuclear sectors, providing in-lab and onsite services across a broad range of disciplines.

“We are thrilled to announce the acquisition of Martin Calibration, our largest acquisition in Transcat history, noted Lee Rudow, President and Chief Executive Officer. Martin has been highly coveted by Transcat not only for its size and scale, but for its stellar reputation around quality and capabilities. As a result, we expect this highly synergistic deal to fulfill all our strategic acquisition drivers by expanding our geographic reach, increasing our capabilities and expertise, and providing us with two bolt-on opportunities (Los Angeles and Tempe) that will leverage our existing infrastructure. Additional leverage will come in other aspects of our business, including automation and outsource reduction.”

“Martin’s flagship lab is in Minneapolis, an area rich in medical device and life science and is a strategic fit for the expansion of our business,” Mr. Rudow added. “We have long desired to be in this opportunistic region. When you factor in Martin’s commitment to quality, its extensive customer base, geographic coverage, and strong culture, we believe that Transcat, together with Martin, is a perfect match. As a combined force, we have almost 100 years of deep industry experience. With this, we are confident we will win more.”

Rick Brion, Martin’s owner, commented, “I am proud and grateful to have built the Martin business and to have had the opportunity to lead such a talented and dedicated team for so many years.  There was never a doubt that if I were to sell my company, it would only be to Transcat, and now I am excited for this next chapter for our employees and

-MORE-

Transcat acquires Martin Calibration, Inc.’s 7 labs, Expanding Midwest Service presence, including Minneapolis

December 10, 2024

customers.  Transcat’s dedication to its employees, rewarding culture, and focus on providing high-quality services are a perfect complement to our business.  I look forward to seeing the positive results driven by the combined organizations.”

Mr. Rudow concluded, “Rick and I have been in regular contact for over 10 years, always confident this day would come. From the start, we both believed we would be stronger together and that the opportunities we could seize as one would drive results to a new level. On this day, we are extremely grateful to welcome the nearly 150 dedicated Martin employees to the Transcat family. We are tremendously excited about what we will accomplish together.”

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration, reliability, maintenance optimization, quality and compliance, validation, Computerized Maintenance Management System (CMMS), and pipette services. The Company is focused on providing best-in-class services and products to highly regulated industries, particularly the Life Science industry, which includes pharmaceutical, biotechnology, medical device, and other FDA-regulated businesses, as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, in-house services at its 26 Calibration Service Centers strategically located across the United States, Puerto Rico, Canada, and Ireland. Inclusive of customer embedded locations and other field offices, we operate out of more than 50 locations. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells, and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise, and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage its strong brand and unique value proposition that includes its comprehensive instrument service capabilities, enterprise asset management, and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model. More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties, and assumptions. Forward-looking statements relate to expectations, estimates, beliefs, assumptions, and predictions of future events and are identified by words such as “anticipate,” “believe,” “desire,” “estimate,” “expect,” “look forward,” “opportunity,” “strategy,” “would,” and other similar words. All statements

-###-

Transcat acquires Martin Calibration, Inc.’s 7 labs, Expanding Midwest Service presence, including Minneapolis

December 10, 2024

addressing operating performance, events or developments that Transcat expects or anticipates will occur in the future, including but not limited to statements relating to the successful integration of this acquisition, anticipated financial results, market position and geographic reach, customer preferences, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include those more fully described under the heading “Risk Factors” in Transcat’s reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 30, 2024. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release, whether as the result of new information, future events or otherwise.

For more information, contact:

Linda Reynolds Executive Assistant 35 Vantage Point Drive Rochester, NY 14624 Phone: 585.866.1969 Email: linda.reynolds@transcat.com

-###-